News Release
Blackboard Contact:
Michael J. Stanton
Vice President, Investor Relations and Global Treasury
Blackboard Inc.
+1 (202) 463-4860 ext. 2305
Blackboard Inc. Announces Proposed Sale of $150 Million in
Convertible Senior Notes Due 2027
WASHINGTON, DC — June 13, 2007 — Blackboard Inc. (NASDAQ: BBBB) today announced that it plans to sell, subject to market conditions and other factors, up to $150 million aggregate principal amount of Convertible Senior Notes due 2027, pursuant to an automatically effective registration statement filed with the Securities and Exchange Commission today. In addition, the underwriters are expected to be granted an option to purchase up to an additional $15 million aggregate principal amount of Notes from Blackboard solely to cover overallotments.
Blackboard intends to use approximately $19.4 million of the net proceeds to repay amounts outstanding under its senior secured term loan facility. Blackboard intends to use the remaining net proceeds for general corporate purposes, which may include funding potential acquisitions.
The sole book-running manager of the offering is Credit Suisse Securities (USA) LLC and Citi is serving as the sole co-manager. A copy of the prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Credit Suisse by writing to it at Credit Suisse Securities Prospectus Department, One Madison Avenue, Level 1B, New York, NY 10010.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a leading provider of enterprise learning software applications and related services. Founded in 1997, Blackboard enables educational innovations everywhere by connecting people and technology. Millions of people use Blackboard everyday around the globe. Blackboard is headquartered in Washington, D.C., with offices in North America, Europe, Australia and Asia.
Blackboard
Educate. Innovate. Everywhere.™

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of Blackboard’s Form 10-Q filed on May 4, 2007 with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Blackboard’s views as of June 13, 2007. Blackboard anticipates that subsequent events and developments will cause its views to change. However, while Blackboard may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Blackboard’s views as of any date subsequent to June 13, 2007.
# # #